Exhibit 99.1

ADM Reports Third Quarter 2026 Results

Reports third quarter 2026 EPS2 of $1.70 and adjusted EPS1,2 of $1.77
Raises full-year 2026 adjusted EPS guidance on continued robust execution in a constructive biofuels environment

CHICAGO, November 3, 2026—ADM (NYSE: ADM) today reported financial results for the quarter ended September 30, 2026 and updated its full-year 2026 outlook, including an increase to adjusted EPS guidance.

3Q26 Key Takeaways:
•Net earnings of $821 million, with adjusted net earnings1 of $858 million
•EPS2 of $1.70, with adjusted EPS1,2 of $1.77

2026 Outlook3:
•ADM now expects 2026 adjusted EPS1,2 of approximately $5.50 to $5.80, up from the prior adjusted EPS guidance range of $5.15 to $5.60
•The updated outlook reflects expected year-over-year operating profit improvement for the fourth quarter in all segments
•External factors across the macroeconomic, geopolitical, policy, and trade environments continue to be monitored
•Capital expenditures now projected to be in the range of $1.2 to $1.3 billion, revised from the prior range of $1.3 to $1.5 billion, reflecting the company’s continued prioritization of high-return investments

“ADM delivered strong third quarter results, with earnings up significantly from the prior year quarter and operating profit growth across all segments,” said Juan Luciano, Chair of the Board and Chief Executive Officer. “These results were driven by a constructive biofuels environment combined with our extensive North American footprint, which gives us significant access to premium markets, and good execution by our team. Our year-to-date performance and fourth quarter outlook support another increase to our full-year 2026 adjusted EPS guidance.”

_____________________________
1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

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Third Quarter and Year-to-Date 2026 Results

3Q26 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
3Q26	$997	$1.70
Percent change vs. 3Q 2025	NM3	NM3
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
3Q26	$1,382	$1.77
Percent change vs. 3Q 2025	64%	92%

YTD 2026 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
YTD 2026	$2,469	$4.18
Percent change vs. YTD 2025	NM3	NM3
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
YTD 2026	$3,595	$4.33
Percent change vs. YTD 2025	48%	69%

1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful.

Summary of Third Quarter and Year-to-Date 2026

For the third quarter of 2026, earnings before income taxes were $997 million, compared to the prior year quarter of $147 million. Total third quarter segment operating profit1 was $1.4 billion, compared to the prior year quarter of $845 million. This excludes net specified item charges of $36 million. EPS2 on a GAAP basis was $1.70, representing an increase of $1.48 compared to the prior year quarter EPS of $0.22. Adjusted EPS1,2 was $1.77, an increase of $0.85 compared to the prior year quarter of $0.92.

Earnings before income taxes were $2.5 billion year-to-date in 2026, compared to the prior year period of $779 million. Total segment operating profit1 was $3.6 billion year-to-date in 2026, compared to the prior year period of $2.4 billion. EPS2 on a GAAP basis was $4.18, up $2.89 versus the prior year period, and adjusted EPS1,2 was $4.33, up $1.77 versus the prior year period.
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3Q26 Segment Overview
($ in millions)	3Q 2026	3Q 2025	% Change
Total Segment Operating Profit[1]	$1,382	$845	64%
Segment Operating Profit:
Ag Services & Oilseeds	778	379	105%
Carbohydrate Solutions	470	336	40%
Nutrition	134	130	3%

YTD 2026 Segment Overview
($ in millions)	YTD 2026	YTD 2025	% Change
Total Segment Operating Profit[1]	$3,595	$2,422	48%
Segment Operating Profit:
Ag Services & Oilseeds	1,918	1,170	64%
Carbohydrate Solutions	1,236	912	36%
Nutrition	441	340	30%

1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Agriculture Services and Oilseeds Summary (AS&O)

AS&O segment operating profit was $778 million for the third quarter of 2026, an increase of 105% compared to the prior year quarter. Included in third quarter results was approximately $35 million of net positive mark-to-market and timing impacts, led by a net positive impact of approximately $45 million in Refined Products and Other, which was partially offset by modest net negative impacts attributable to Ag Services and Crushing.

Ag Services operating profit was 9% lower compared to the prior year quarter, reflecting lower results in certain markets within ADM’s global agriculture supply chain. Higher corn and soybean exports from North America partially offset the decline.

Crushing operating profit increased by $298 million compared to the prior year quarter as the business performed well in a constructive North American biofuels margin environment. The constructive margin environment continued to be driven by higher domestic demand resulting from the Renewable Volume Obligation (RVO) policy finalized in March of this year, combined with higher global energy prices. Additionally, global crush production volumes increased 1.6% year-over-year, and soybean meal demand remained strong throughout the quarter. In South America, crush margins were pressured by the delay in Brazil’s biofuels policy changes.

Refined Products and Other operating profit was 82% higher compared to the prior year quarter. The year-over-year increase was largely attributable to favorable North American biodiesel margins, including mark-to-market and timing impacts, driven by higher domestic demand resulting from the RVO policy finalization, combined with higher global energy prices.

Equity earnings from the company’s investment in Wilmar were approximately 38% higher compared to the prior year quarter.

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3Q 2026 AS&O Overview
($ in millions)	3Q 2026	3Q 2025	% Change
Segment Operating Profit	$778	$379	105%
Ag Services	172	190	(9)%
Crushing	311	13	NM(1)
Refined Products and Other	218	120	82%
Wilmar	77	56	38%

YTD 2026 AS&O Overview
($ in millions)	YTD 2026	YTD 2025	% Change
Segment Operating Profit	$1,918	$1,170	64%
Ag Services	665	462	44%
Crushing	595	93	NM(1)
Refined Products and Other	455	410	11%
Wilmar	203	205	(1)%
1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and the other period includes a loss are considered not meaningful.

Carbohydrate Solutions Summary

Carbohydrate Solutions segment operating profit was $470 million for the third quarter of 2026, an increase of 40% compared to the prior year quarter.

Starches and Sweeteners operating profit increased by 11% compared to the prior year quarter. Strong ethanol margins, including policy incentives, more than offset continued softness in liquid sweetener margins and volumes. Starches results continued to show stability, while global wheat milling volumes remained stable in a competitive pricing environment.

Vantage Corn Processors operating profit increased by $103 million compared to the prior year quarter, driven by robust North American ethanol margins, including policy incentives, increased domestic demand, and strong industry-wide exports.

3Q26 Carbohydrate Solutions Overview
($ in millions)	3Q 2026	3Q 2025	% Change
Segment Operating Profit	$470	$336	40%
Starches and Sweeteners	324	293	11%
Vantage Corn Processors	146	43	NM(1)

YTD 2026 Carbohydrate Solutions Overview
($ in millions)	YTD 2026	YTD 2025	% Change
Segment Operating Profit	$1,236	$912	36%
Starches and Sweeteners	878	804	9%
Vantage Corn Processors	358	108	NM(1)
1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and the other period includes a loss are considered not meaningful.

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Nutrition Summary

Nutrition segment operating profit was $134 million for the third quarter of 2026, representing a 3% increase compared to the prior year quarter.

Human Nutrition operating profit was 3% lower compared to the prior year quarter, as progress made in Flavors and the recovery of the Decatur East plant were more than offset by unplanned downtime, inflation pressures impacting certain input costs, market softness in Biotics, and the prior year quarter benefiting from approximately $10 million of insurance proceeds.

Animal Nutrition operating profit was 21% higher compared to the prior year quarter, driven by ongoing operational improvements and benefits from portfolio actions taken in 2025.

3Q26 Nutrition Overview
($ in millions)	3Q 2026	3Q 2025	% Change
Segment Operating Profit	$134	$130	3%
Human Nutrition	93	96	(3)%
Animal Nutrition	41	34	21%

YTD 2026 Nutrition Overview
($ in millions)	YTD 2026	YTD 2025	% Change
Segment Operating Profit	$441	$340	30%
Human Nutrition	337	263	28%
Animal Nutrition	104	77	35%

Corporate and Other Business Summary

For the third quarter of 2026, Corporate results improved compared to the prior year quarter due to the non-recurrence of prior year quarter impairment losses. Other Business’s results were higher compared to the prior year quarter primarily due to a one-time benefit related to the release of certain insurance reserves.
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Conference Call Information

ADM will host a webcast today, November 3, 2026, at 7:30 a.m. Central Time to discuss financial results and outlook. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we're leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical or current fact included in this press release, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “forecast”, “guidance”, “will,” “should,” “can have,” “likely,” “goals,” “objectives,” “priorities,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements the Company makes relating to its future results of operations and underlying assumptions, as well as growth opportunities, operational execution and improvements, progress on Company priorities, changes to the margin environment, earnings improvements, future demand, future investments, policy changes, capital allocation priorities and actions, the biofuels environment, global trade and tariff conditions, energy prices, and global market volatility are forward-looking statements. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, including, without limitation, (1) operational risks related to equipment failure, natural disasters, epidemics, pandemics, adverse weather conditions, accidents, explosions, fires, war or acts of terrorism, cybersecurity incidents or other unexpected outages; (2) risks related to the availability and prices of agricultural commodities, agricultural commodity products, other raw materials and energy, including impacts from factors outside the Company’s control such as changes in market conditions, weather conditions, crop disease, plantings, climate change, competition and changes in global demand, as well as risks relating to global and regional economic downturns; (3) risks related to compliance with, and changes in, government programs, policies, laws, and regulations, including those related to trade, tariffs, sanctions, biofuels, sustainability, food safety and quality, the environment, tax, and financial markets; (4) risks related to international conflicts, acts of terrorism or war, sanctions, maritime piracy and other geopolitical events or economic disruptions, as well as other risks related to the disruption of global markets and trade flows; (5) risks and uncertainties relating to acquisitions, equity investments, joint ventures, integrations, divestitures, and other transactions; (6) risks relating to the Company’s execution of its strategic priorities, including achieving cost reductions and operational improvements, organic and inorganic growth and innovation in its products and services; (7) risks related to the Company’s technology systems and cybersecurity incidents; and (8) other risks, assumptions and uncertainties that are described in Item 1A, "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as may be updated in
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subsequent Quarterly Reports on Form 10-Q. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States (GAAP), and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Total segment operating profit. Total segment operating profit is ADM’s consolidated earnings before income taxes adjusted for Other Business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s reportable segment performance excluding Other Business, Corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under GAAP.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable non-controlling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

EBITDA. EBITDA is defined as earnings before interest on borrowings, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates Adjusted EBITDA
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by removing the impact of specified items and adding back the amounts of income tax expense, interest expense on borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and Adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

Cash flows from operations before working capital. Cash flows from operations before working capital is defined as cash flows from operating activities adjusted for changes in operating assets and liabilities as presented in the Company’s consolidated statement of cash flows. Management believes that cash flows from operations before working capital is a useful measure of the Company’s cash generation. Cash flows from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to cash from operating activities, the most directly comparable GAAP financial measure.

Forecasted GAAP Earnings Reconciliation. ADM is not presenting forecasted GAAP earnings per diluted share, forecasted net earnings, forecasted total debt, or forecasted effective tax rate, or a quantitative reconciliation of those metrics to forecasted adjusted earnings per diluted share, forecasted adjusted EBITDA, forecasted net debt, or forecasted adjusted effective tax rate, respectively, in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Mark-to-market and timing impact

Mark-to-market and timing impacts represent changes in agricultural commodity pricing and foreign currency market factors and are not necessarily reflective of the operating performance of our business. Mark-to-market and timing impacts represent the estimated net unrealized gain and loss impacts of market factor changes on the valuation of certain of our merchandisable commodity inventories (including certain commodity inventories valued at the lower of cost or market), cash purchase and sales contracts, and futures and foreign currency contracts. The final mark-to-market and timing impacts will be realized when the underlying inventory, cash purchase and sales contracts, and futures and foreign currency contracts are settled.

Media Contact
Brett Lutz
media@adm.com

Investor Relations
Kate Walsh
Kathryn.Walsh@adm.com

Financial Tables Follow

Source: ADM
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Segment Operating Profit and Corporate Results
(unaudited)

	Quarter ended			Nine months ended
	September 30,			September 30,
(In millions)	2026	2025	Change	2026	2025	Change

Segment Operating Profit
Ag Services and Oilseeds	$778	$379	$399	$1,918	$1,170	$748
Ag Services	172	190	(18)	665	462	203
Crushing	311	13	298	595	93	502
Refined Products and Other	218	120	98	455	410	45
Wilmar	77	56	21	203	205	(2)

Carbohydrate Solutions	$470	$336	$134	$1,236	$912	$324
Starches and Sweeteners	324	293	31	878	804	74
Vantage Corn Processors	146	43	103	358	108	250

Nutrition	$134	$130	$4	$441	$340	$101
Human Nutrition	93	96	(3)	337	263	74
Animal Nutrition	41	34	7	104	77	27

Corporate Results	$(470)	$(532)	$62	$(1,353)	$(1,472)	$119

Interest expense - net	(130)	(98)	(32)	(338)	(311)	(27)
Unallocated corporate function costs	(304)	(265)	(39)	(1,022)	(912)	(110)
Other (expense) income - net	(25)	5	(30)	25	29	(4)
Specified items:
Impairment, exit, restructuring charges, and settlement contingencies	(11)	(174)	163	(18)	(278)	260

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Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)

Revenues	$22,335	$20,372	$65,506	$61,713
Cost of products sold	20,449	19,102	60,463	57,893
Gross Profit	1,886	1,270	5,043	3,820
Selling, general, and administrative expenses	946	873	2,933	2,716
Asset impairment, exit, and restructuring costs	5	246	30	421
Equity in (earnings) loss of unconsolidated affiliates	(157)	41	(388)	(237)
Interest and investment (income)	(99)	(121)	(340)	(189)
Interest expense	165	153	462	470
Other expense (income) - net	29	(69)	(123)	(140)
Earnings Before Income Taxes	997	147	2,469	779
Income tax expense	171	37	428	160
Net Earnings Including Non-controlling Interests	826	110	2,041	619

Less: Net earnings (loss) attributable to non-controlling interests	5	2	14	(3)
Net Earnings Attributable to ADM	$821	$108	$2,027	$622

Diluted earnings per common share	$1.70	$0.22	$4.18	$1.29

Weighted average number of shares outstanding – diluted	484	484	485	484

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Summary of Financial Condition
(unaudited)

	September 30, 2026	September 30, 2025
	(in millions)
Net Investment In
Cash and cash equivalents	$711	$1,235
Short-term marketable securities	45	—
Operating working capital	9,678	7,176
Property, plant, and equipment	11,025	11,092
Investments in affiliates	6,004	5,205
Goodwill and other intangibles	6,423	6,807
Other non-current assets	2,327	2,382
	$36,213	$33,897
Financed By
Short-term debt	$1,156	$246
Long-term debt, including current maturities	7,582	7,610
Deferred liabilities	3,324	3,289
Temporary equity	293	250
Shareholders’ equity	23,858	22,502
	$36,213	$33,897

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Summary of Cash Flows
(unaudited)

	Nine months ended
	September 30
	2026	2025
	(in millions)
Cash flows from operating activities (1)
Net earnings including non-controlling interests	$2,041	$619
Depreciation and amortization	881	874
Asset impairment charges	4	337
(Gain) loss on asset contributions, sales and investment revaluation, net	(76)	103
Other – net	163	154
Other changes in operating assets and liabilities	(1,225)	3,678
Net cash provided by operating activities	1,788	5,765

Cash flows from investing activities
Capital expenditures	(773)	(892)
Net assets of businesses acquired	—	(108)
Proceeds from sales of assets, businesses and investments	68	78
Purchases of marketable securities	(14)	(11)
Proceeds from sales of marketable securities	2	276
Other – net	18	13
Net cash used in investing activities	(699)	(644)

Cash flows from financing activities
Proceeds from short-term debt	705	—
Repayments of short-term debt	(399)	—
Long-term debt borrowings	995	—
Long-term debt payments	(1,008)	(763)
Net borrowings / (repayments) under lines of credit agreements	55	(1,666)
Share repurchases, net of tax	(358)	—
Cash dividends	(764)	(743)
Acquisition of non-controlling interest	—	(4)
Other – net	(58)	(21)
Net cash used in financing activities	(832)	(3,197)
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	(22)	27
Net increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	235	1,951
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	5,505	3,924
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$5,740	$5,875

1 Cash flows from operations before working capital is a Non-GAAP financial measure. Cash flows from operations before working capital year-to-date 2026 was $3.0 billion, calculated as cash flows provided by operating activities of $1.8 billion, adjusted for changes in working capital of $(1.2) billion. Cash flows from operations before working capital year-to-date 2025 was $2.1 billion, calculated as cash flows provided by operating activities of $5.8 billion, adjusted for changes in working capital of $3.7 billion for year-to-date 2025.
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Segment Operating Analysis
(unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	(in ‘000s metric tons)
Certain processed volumes (by commodity)
Oilseeds	8,945	8,803	27,721	26,944
Corn	4,729	4,666	14,007	13,861

	Quarter ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
	(in millions)
Revenues
Ag Services and Oilseeds	$17,445	$15,613	$51,362	$47,557
Carbohydrate Solutions	2,938	2,734	8,254	8,096
Nutrition	1,837	1,916	5,544	5,726
Total Segment Revenues	22,220	20,263	65,160	61,379
Other Business	115	109	346	334
Total Revenues	$22,335	$20,372	$65,506	$61,713

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Total Segment Operating Profit
A Non-GAAP financial measure
(unaudited)

	Quarter ended			Nine months ended
	September 30			September 30
(In millions)	2026	2025	Change	2026	2025	Change

Earnings before income taxes	$997	$147	$850	$2,469	$779	$1,690
Other Business (earnings)	(121)	(55)	(66)	(255)	(245)	(10)
Corporate	470	532	(62)	1,353	1,472	(119)
Specified items:
(Gain) on sales of assets and businesses	—	(31)	31	(83)	(39)	(44)
Impairment, exit, restructuring charges, and settlement contingencies	36	89	(53)	56	361	(305)
(Gain) on contract termination	—	—	—	—	(69)	69
ADM's share of equity method investment non-recurring charges	$—	$163	$(163)	$55	$163	$(108)
Total Segment Operating Profit	$1,382	$845	$537	$3,595	$2,422	$1,173

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Adjusted Net Earnings and Adjusted EPS
Non-GAAP financial measures
(unaudited)

	Quarter ended September 30,				Nine months ended September 30,
	2026		2025		2026		2025
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and reported EPS (diluted)	$821	$1.70	$108	$0.22	$2,027	$4.18	$622	$1.29
Adjustments:
(Gain) on sales of assets and businesses (a)	—	—	(24)	(0.05)	(66)	(0.13)	(30)	(0.06)
Impairment, exit, restructuring charges, and settlement contingencies (b)	47	0.09	201	0.41	82	0.17	535	1.10
ADM's share of equity method investment non-recurring charges (c)	—	—	163	0.34	55	0.11	163	0.34
(Gain) on contract termination (d)	—	—	—	—	—	—	(52)	(0.11)
Certain discrete tax adjustments (e)	(10)	(0.02)	—	—	—	—	—	—
Total adjustments	37	0.07	340	0.70	71	0.15	616	1.27
Adjusted net earnings and adjusted diluted EPS	$858	$1.77	$448	$0.92	$2,098	$4.33	$1,238	$2.56

(a)Current YTD gains of $83 million ($66 million after tax) includes gains from contribution of assets to joint venture arrangements, tax effected using the applicable income tax rate. Prior year quarter and YTD amounts of $31 million and $39 million ($24 million and $30 million after tax), respectively, were related to the gain from the sale of a facility and commencement of a joint venture arrangement, tax effected using the Company’s U.S. income tax rate.
(b)Current year quarter and YTD charges of $62 million and $102 million ($47 million and $82 million after tax), respectively, were primarily driven by charges related to contingency provisions, inventory adjustments and severance charges, tax effected using the applicable tax rates. Prior year quarter and YTD charges of $261 million and $638 million pretax ($201 million and $535 million after tax), respectively, were primarily driven by impairment of long lived assets and other restructuring charges pursuant to the Company’s portfolio optimization efforts, impairment of certain investments, impairment of capitalized internal-use software, and contingent settlements, tax effected using the applicable tax rates.
(c)Current year YTD charges of $55 million were driven by the Company’s share of non-recurring charges related to provisions recorded by Wilmar. Prior year quarter and YTD charges of $163 million was due to the Company’s share of the penalty imposed on Wilmar.
(d)Prior year YTD gains of $69 million ($52 million after tax) relate to the recognition of income due to a cancelled contract with a cost method investee, tax effected using the applicable income tax rate.
(e)Discrete tax adjustments for the quarter include the reversal of tax impacts from a provision recorded in Q1 2026, driven by additional administrative guidance issued by the U.S. Department of Treasury during Q3 2026.

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Return on Invested Capital (ROIC) and Adjusted ROIC
Non-GAAP financial measures
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026	Sep. 30, 2026	Sep. 30, 2026

Net earnings attributable to ADM	$456	$298	$908	$821	$2,483
Adjustments:
Interest expense(1)	108	111	107	131	457
Tax on interest	(26)	(26)	(25)	(31)	(108)
Total ROIC Earnings	538	383	990	921	2,832
Other adjustments, net of tax	(35)	47	(13)	37	36
Total Adjusted ROIC Earnings	$503	$430	$977	$958	$2,868

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026	Sep. 30, 2026	Quarter Average

Equity(2)	$22,733	$22,804	$23,573	$23,851	$23,240
Interest-bearing liabilities(3)	8,509	9,426	8,107	8,834	8,719
Total Invested Capital	31,242	32,230	31,680	32,685	31,959
Other adjustments, net of tax	(35)	47	(13)	37	9
Total Adjusted Invested Capital	$31,207	$32,277	$31,667	$32,722	$31,968

Return on Invested Capital					8.9%
Adjusted Return on Invested Capital					9.0%

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes non-controlling interests
(3) Includes short-term debt, long term debt and finance lease obligations

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Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
Non-GAAP financial measures
(unaudited)

					Four Quarters	Four Quarters
	Quarter Ended				Ended	Ended
	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026	Sep. 30, 2026	Sep. 30, 2026	Sep. 30, 2025
			(in millions)
Net earnings	$456	$298	$908	$821	$2,483	$1,189
Net earnings (loss) attributable to non-controlling interests	(2)	5	4	5	12	(9)
Income tax expense	22	81	176	171	450	266
Interest expense(1)	108	111	107	131	457	470
Depreciation and amortization(2)	296	289	292	295	1,172	1,152
EBITDA	880	784	1,487	1,423	4,574	3,068
(Gain) on sales of assets and businesses	—	(62)	(21)	—	(83)	(49)
Impairment, exit, restructuring charges, and settlement contingencies	293	35	5	62	395	622
ADM's share of equity method investment non-recurring charges and (gains), net	(254)	55	—	—	(199)	163
(Gain) on contract termination	—	—	—	—	—	(69)
Expenses related to acquisitions	—	—	—	—	—	3
Railroad maintenance expense	47	—	1	41	89	48
Adjusted EBITDA	$965	$812	$1,472	$1,526	$4,776	$3,787

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes $9 million, $4 million, and $1 million of accelerated depreciation recorded within restructuring charges as a specified item for the three months ended December 31, 2025, March 31, 2026, and June 30, 2026, respectively.

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